Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Dryden Government Income Fund, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-03712 and 002-82976) on Form N-1A of Dryden Government Income Fund, Inc. (hereafter referred to as the “Fund”) of our report dated April 25, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of February 29, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which report appears in the February 29, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 25, 2008